Filed Pursuant to Rule 433
Registration No. 333-299472
October 26, 2026
Pricing Term Sheet
$4,000,000,000
The Procter & Gamble Company
$750,000,000 5.125% Notes due 2031
$750,000,000 5.300% Notes due 2033
$1,250,000,000 5.450% Notes due 2036
$1,250,000,000 5.900% Notes due 2056

5.125% Notes due 2031

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$750,000,000

Maturity Date:	October 30, 2031

Coupon (Interest Rate):	5.125%

Price to Public (Issue Price):	99.965% of principal amount

Yield to Maturity:	5.133%

Spread to Benchmark Treasury:	+30 basis points

Benchmark Treasury:	5.000% UST due September 30, 2031

Benchmark Treasury Yield:	4.833%

Interest Payment Dates:	April 30 and October 30, commencing April 30, 2027

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	October 26, 2026

Settlement Date*:	October 30, 2026 (T+4)

CUSIP Number:	742718 GU7

ISIN:	US742718GU73

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:
BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
BNP Paribas Securities Corp.
RBC Capital Markets LLC
Bank of China (Europe) S.A.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Positive); S&P: AA- (Stable)

5.300% Notes due 2033

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$750,000,000

Maturity Date:	October 30, 2033

Coupon (Interest Rate):	5.300%

Price to Public (Issue Price):	99.954% of principal amount

Yield to Maturity:	5.308%

Spread to Benchmark Treasury:	+40 basis points

Benchmark Treasury:	5.000% UST due September 30, 2033

Benchmark Treasury Yield:	4.908%

Interest Payment Dates:	April 30 and October 30, commencing April 30, 2027

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 26, 2026

Settlement Date*:	October 30, 2026 (T+4)

CUSIP Number:	742718 GV5

ISIN:	US742718GV56

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:
BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
BNP Paribas Securities Corp.
RBC Capital Markets LLC
Bank of China (Europe) S.A.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Positive); S&P: AA- (Stable)

5.450% Notes due 2036

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	October 30, 2036

Coupon (Interest Rate):	5.450%

Price to Public (Issue Price):	99.642% of principal amount

Yield to Maturity:	5.497%

Spread to Benchmark Treasury:	+50 basis points

Benchmark Treasury:	4.625% UST due August 15, 2036

Benchmark Treasury Yield:	4.997%

Interest Payment Dates:	April 30 and October 30, commencing April 30, 2027

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 26, 2026

Settlement Date*:	October 30, 2026 (T+4)

CUSIP Number:	742718 GW3

ISIN:	US742718GW30

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:
BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
BNP Paribas Securities Corp.
RBC Capital Markets LLC
Bank of China (Europe) S.A.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Positive); S&P: AA- (Stable)

5.900% Notes due 2056

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,250,000,000

Maturity Date:	October 30, 2056

Coupon (Interest Rate):	5.900%

Price to Public (Issue Price):	99.860% of principal amount

Yield to Maturity:	5.910%

Spread to Benchmark Treasury:	+60 basis points

Benchmark Treasury:	5.000% UST due May 15, 2056

Benchmark Treasury Yield:	5.310%

Interest Payment Dates:	April 30 and October 30, commencing April 30, 2027

Day Count Convention:	30/360

Make-Whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	October 26, 2026

Settlement Date*:	October 30, 2026 (T+4)

CUSIP Number:	742718 GX1

ISIN:	US742718GX13

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:
BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities, Inc.
BNP Paribas Securities Corp.
RBC Capital Markets LLC
Bank of China (Europe) S.A.
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC
Standard Chartered Bank

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings**:	Moody’s: Aa3 (Positive); S&P: AA- (Stable)
*Note: We expect that delivery of the notes will be made against payment therefor on or about the fourth business day following the date of pricing of the notes (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+4 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisors.
**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.
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